PROMISSORY NOTE

$__________	_________, 2018

FOR VALUE RECEIVED, the undersigned, HOLLY BROTHERS PICTURES, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Nevada, with its principal place of business at 8221 E. Washington Street, Chagrin Falls, OH 44023, hereby promises to pay to the order of _____________, (the “Lenders”), at such place as the Lenders may from time to time designate in writing, the sum of the principal sum of ________________ DOLLARS, on or before July 31, 2018 (the “Maturity Date”), with interest on the unpaid balance thereof at the rate of ten percent (10%) per annum from the date hereof, payable on the Maturity Date, until this Note has been paid in full.  Payments of principal of and interest on this Note are to be made in lawful money of the United States of America.

SECTION 1.

PAYMENTS.

Section 1.1.

Payment on Maturity.  On the Maturity Date, the Company will pay the then outstanding principal amount of this Note together with any accrued and unpaid interest thereon.

Section 1.2.

Optional Prepayments.  The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, this Note, at 100% of the principal amount so prepaid, together with accrued and unpaid interest thereon but without any premium.

SECTION 2.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Lenders that:

Section 2.1.

Organization; Power and Authority.  The Company is a corporation duly organized validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.  The Company has the corporate power and authority to own or hold under lease the properties it owns or holds under lease, to transact the business it transacts, to execute and deliver this Note and to perform the provisions of this Note.

Section 2.2.

Authorization, Etc.  This Note has been duly authorized by all necessary corporate action on the part of the Company, and this Note constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.3.

Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by the Company of this Note will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any lien in respect of any property of the Company under (1) its corporate charter or by-laws, or (2) any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or any other material agreement or instrument to which the Company is bound or by which the Company or any of its properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or governmental authority applicable to the Company or (c) violate any provision of any statute or other rule or regulation of any governmental authority applicable to the Company.

SECTION 3.

COVENANTS.

The Company covenants that so long as this Note is outstanding:

Section 3.1.

Compliance with Law.  The Company will, and will cause each of its subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, environmental laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations hereunder or (c) the validity or enforceability of this Note (a “Material Adverse Effect”).

Section 3.2.

Corporate Existence, Etc.  The Company will at all times preserve and keep in full force and effect its corporate existence.  The Company will at all times preserve and keep in full force and effect the corporate existence of each of its subsidiaries (unless merged into the Company or a subsidiary) and all rights and franchises of the Company and its subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 4.

EVENT OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)

the Company defaults in the payment of (i) any principal on this Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or otherwise, or (ii) any interest on this Note for more than five days after the same becomes due and payable; or

(b)

the Company defaults in the performance of or compliance with any term contained in Section 3; or

(c)

the Company (1) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (2) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, seeking to adjudicate it as a bankrupt or insolvent, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (3) makes a general assignment for the benefit of its creditors, (4) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property or (5) takes corporate action for the purpose of any of the foregoing; or

(d)

a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, or any such petition shall be filed against the Company and such petition shall not be dismissed within 60 days.

SECTION 5.

REMEDIES ON DEFAULT, ETC.

Section 5.1.

Acceleration.  (a) If an Event of Default with respect to the Company described in paragraph (c) or (d) of Section 4 (other than an Event of Default described in clause (1) of paragraph (c) or described in clause (5) of paragraph (c) by virtue of the fact that such clause encompasses clause (1) of paragraph (c)) has occurred this Note then shall automatically become immediately due and payable.

(b)

If any other Event of Default has occurred and is continuing or if any Event of Default described in clause (a) of Section 5.1 has occurred and is continuing, the Lenders may, at any time at its option, by notice to the Company, declare this Note to be immediately due and payable.

Upon this Note becoming due and payable under this Section 5.1, whether automatically or by declaration, this Note will forthwith mature and the entire unpaid principal amount of this Note, plus all accrued and unpaid interest, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

Section 5.2.

Rescission.  At any time after this Note has been declared due and payable pursuant to clause (b) of Section 5.1, the Lenders, by written notice to the Company, may rescind and annul any such declaration and its consequences.

SECTION 6.

USE OF PROCEEDS.

Section 6.1.

Use of Proceeds.  The Lenders acknowledge that the sole use of proceeds from this Note shall be to repurchase and retire 2,661,172 shares of Company common stock.

SECTION 7.

AMENDMENT AND WAIVER.

This Note may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Lenders.  Any amendment or waiver consented to as provided in this Section 7 is binding upon the Lenders, each subsequent holder of this Note and upon the Company without regard to whether this Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and the Lenders nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of the Lenders.  As used herein, the term “this Note” and references hereto shall mean this Promissory Note as it may from time to time be amended or supplemented.

SECTION 8.

NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid), (c) by a recognized overnight delivery service (charges prepaid) or (d) by hand delivery.  Any such notice must be sent:

(1)

if to the Lenders, to their addresses in the books and records of the Company, or at such other address as the Lenders shall have specified to the Company in writing,

(2)

if to any subsequent holder of this Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(3)

if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the President, or at such other address as the Company shall have specified to the Lenders in writing.

Notices under this Section 8 will be deemed given only when actually received.

SECTION 9.

MISCELLANEOUS.

Section 9.1.

Successors and Assigns.  All covenants and other agreements contained in this Note by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns,  whether so expressed or not. Notwithstanding the foregoing, this Note may only be enforced by the Lenders, and may not be transferred, sold, or assigned. Any attempted transfer, sale, or assignment by the Lenders shall be null and void.

Section 9.2.

Expenses.  The Company agrees to pay or reimburse the Lenders on demand for and save the Lenders harmless against any and all losses, liabilities, costs and expenses, including attorneys’ fees and expenses, incurred by the Lenders in connection with the enforcement or preservation of any of the Lenders’ rights and remedies under this Note including, without limitation, the collection of this Note.

Section 9.3.

Survival of Representations and Warranties; Entire Agreement.  All representations and warranties contained herein shall survive the execution and delivery of this Note, the transfer by the Lenders of this Note or any portion hereof or interest herein and the payment of this Note, and may be relied upon by any subsequent holder of this Note, regardless of any investigation made at any time by or on behalf of the Lenders or any subsequent holder of this Note.  This Note embodies the entire agreement and understanding between the Company and the Lenders and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 9.4.

Severability.  Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.4.

Construction.  Each covenant contained in this Note shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision in this Note refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person.

Section 9.5.

Governing Law.  This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of Nevada excluding choice-of-law principles of the law of such jurisdiction that would require the application of the laws of any other jurisdiction.

HOLLY BROTHERS PICTURES, INC.

By: ______________________________

Name: ____________________________

Title:______________________________

5